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                                   EXHIBIT 11

                 SELECTED RATIOS AND STATEMENT RE COMPUTATION OF
                               PER SHARE EARNINGS


                                                                     01/1/00 to
Return on Equity and Assets                   Annualized              03/31/00
                                              ------------        -------------
Return on average total assets                      (1.24) %              (0.31) %
Return on average equity                           (13.88)                (3.47)
Dividend payout ratio                                                       N/A
Average equity to average assets                                           8.80

Statement of Per Share Earnings

Net Loss                                                          $    (254,781)
                                                                  ==============

Average shares outstanding                                            1,170,000

Basic and diluted loss per share                                  $       (0.22)
                                                                  ==============